Exhibit 5.1

June 25, 2015

Bio-Path Holdings, Inc.

4710 Bellaire Boulevard, Suite 210

Bellaire, Texas 77401

Dear Ladies and Gentlemen:

We have acted as legal counsel to Bio-Path Holdings, Inc., a Delaware corporation (the “Company”), in connection with the offering and sale by the Company of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), having an aggregate offering price of up to $25,000,000 (the “Securities”), to be offered and sold from time to time pursuant to a prospectus supplement dated June 24, 2015 (the “Prospectus Supplement”) and the accompanying prospectus dated January 13, 2014 (together with the Prospectus Supplement, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3, as amended (File No. 333-192102) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Securities are to be sold by the Company through Cantor Fitzgerald & Co. (the “Agent”) in accordance with that certain Controlled Equity OfferingSM Sales Agreement, dated June 24, 2015, by and between the Company and the Agent (the “Sales Agreement”), as described in the Prospectus Supplement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Prospectus, (iii) a specimen certificate representing the Common Stock, (iv) the Certificate of Incorporation of the Company, as currently in effect, (v) the Bylaws of the Company, as currently in effect, and (vi) certain resolutions adopted by the Board of Directors of the Company with respect to the Sales Agreement and the issuance of the Securities. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed and have not verified (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures (other than persons signing on behalf of the Company), (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity with the originals of all documents supplied to us as copies, (v) the accuracy and completeness of all corporate records and documents made available to us by the Company, and (vi) that the foregoing documents, in the form submitted to us for our review, have not been altered or amended in any respect material to our opinion stated herein. We have relied as to factual matters upon certificates from officers of the Company and certificates and other documents from public officials and government agencies and departments and we have assumed the accuracy and authenticity of such certificates and documents. We have further assumed that the Securities will be issued and delivered in accordance with the terms of the Sales Agreement.

Bio-Path Holdings, Inc.

June 25, 2015

The following opinion is limited in all respects to matters of the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), and we express no opinion as to the laws of any other jurisdiction.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, as of the date hereof, we are of the opinion that the Securities have been duly authorized for issuance, and when issued and delivered by the Company and paid for pursuant to the terms of the Sales Agreement, the Securities will be validly issued, fully paid and nonassessable.

We are furnishing this opinion to you solely for your benefit. This opinion may not be relied upon by any other person or used, circulated, quoted or otherwise referred to for any other purposes. We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K filed June 25, 2015 and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

WINSTEAD PC

By:	/s/ Winstead PC